Exhibit 99.1

News Release
For Release April 19, 2017
9:00 A.M.

Contact:	Joseph G. Sawyer, Executive Vice President & Chief Financial Officer or

Robin D. Brown, Executive Vice President & Chief Marketing Officer

(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend

Highlights

•	Expansion plans announced for Upstate South Carolina market
•	Net income of $1.76 million, a 19.7% increase in net income year-over-year
•	Diluted EPS of $0.26 per common share, an 18.2% increase year-over-year
•	Total revenue of $8.92 million, an increase of 7.7% year-over-year
•	Core revenue of $9.04 million, an increase of 8.0% year-over-year
•	Loan growth of $8.6 million, a 6.3% annualized rate of increase
•	Strong pure deposit growth (including customer cash management accounts) of $14.3 million, a 9.1% annualized rate of increase
•	Net interest margin of 3.52%, an increase of 19 basis points over first quarter 2016 net interest margin of 3.33%
•	Key credit quality metrics continue to be excellent with a net recovery of 0.04% and non-performing assets of .52% for the quarter
•	Cash dividend of $0.09 per common share, the 61st consecutive quarter of cash dividends paid to common shareholders

Lexington, SC – April 19, 2017 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the first quarter of 2017. Net income for the first quarter of 2017 was $1.76 million as compared to $1.47 million in the first quarter of 2016. Diluted earnings per common share were $0.26 for the first quarter of 2017 as compared to $0.22 for the first quarter of 2016.

First Community President and CEO, Mike Crapps, commented, “Loan growth continued in the first quarter with growth of $8.6 million and production of $31.3 million. This compares to $4.8 million in loan growth and $26.4 million in production in the first quarter of 2016. Loan payoffs and paydowns impacted total loan growth in the first quarter of 2017; however, we are pleased with the year-over-year increases in both net loan growth and production, the momentum in loan production and the prospects for portfolio growth ahead. Growth in pure deposits continues to be an area of strength for our company with $14.3 million in growth in the first quarter.”

Recently, the company announced plans for expansion in the Upstate of South Carolina through the acquisition of Cornerstone Bancorp, the holding company of Cornerstone National Bank, and plans for the opening of a de novo banking office in downtown Greenville. Mr. Crapps noted, “This is a natural extension of our company in the Upstate market, which we entered with the activation of our loan production office in Greenville in March of 2016. At that time, we noted that our plans were to seek the appropriate strategy to build out a deposit franchise in the Upstate market area.” Crapps continued, “The staged progression of our Upstate strategy started with the hiring of a great team of bankers, Market President Coleman Kirven, Senior Lender Trey Werner and Commercial Banker David Ramseur, who had an extremely successful first year and exceeded our expectations for loan portfolio growth. We believe the acquisition of Cornerstone and the opening of a downtown Greenville office will allow us to continue to build on the success we have already experienced in this high growth market, more fully serve our customers and build value for our shareholders.”

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the first quarter of 2017. The company will pay a $0.09 per share dividend to holders of the company’s common stock. This dividend is payable May 15, 2017 to shareholders of record as of May 1, 2017. Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 61st consecutive quarter.”

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute. At March 31, 2017, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.21%, 14.66%, and 15.51%, respectively. This compares to the same ratios as of March 31, 2016 of 10.23%, 15.41%, and 16.24%, respectively. Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 9.76%, 14.02%, and 14.87%, respectively, as of March 31, 2017. Further, the company’s ratio of tangible common equity to tangible assets was 8.48% as of March 31, 2017. As of March 31, 2017, the Common Equity Tier One ratio is 12.37% for the company and 14.02% for the bank.

Asset Quality

Key credit quality metrics continue to be excellent. There was a net loan recovery for the quarter of $55 thousand. The non-performing assets ratio, at 0.52% of total assets, is an area of strength for the company. Non-accrual loans decreased 14.4% on a linked quarter basis to $3.5 million. Other Real Estate Owned (OREO) balances remained relatively flat during the quarter at $1.2 million. The ratio of classified loans plus OREO now stands at 8.79% of total regulatory risk-based capital as of March 31, 2017 down significantly from the March 31, 2016 ratio of 13.53%. Loans past due 30-89 days were $2.20 million or 0.40% of loans this quarter.

Balance Sheet

(Numbers in millions)

	As of	As of
	3/31/17	12/31/16	$ Variance	% Variance
Assets
Investments	$262.5	$272.4	$(9.9)	(3.63%)
Loans	555.3	546.7	8.6	1.57%

Liabilities
Total Pure Deposits	$626.4	$611.9	$14.5	2.37%
Certificates of Deposit	149.2	154.7	(5.5)	(3.56%)
Total Deposits	$775.6	$766.6	$9.0	1.17%

Customer Cash Management	19.4	19.5	(0.1)	(0.51%)
FHLB Advances	15.5	24.0	(8.5)	(35.41%)

Total Funding	$810.5	$810.1	$0.4	0.01%
Cost of Funds*	0.35%	0.35%		0 bps
(*including demand deposits)
Cost of Deposits	0.24%	0.24%		0 bps

Mr. Crapps commented, “With our current level of liquidity and continued success in pure deposit growth, we have the funding available to support significant additional loan growth.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income increased on a linked quarter basis to $7.061 million for the first quarter of 2017 compared to fourth quarter 2016 net interest income of $6.794 million. First quarter 2017 net interest margin, on a tax equivalent basis, was 3.52%, an increase on a linked quarter basis compared to the net interest margin of 3.35% in the fourth quarter of 2016. During the first quarter of 2017, net interest margin was positively impacted by approximately 9 basis points as a result of the collection of interest on several non-accrual loans which were paid off during the quarter. Net interest income in the first quarter of 2016 was $6.337 million and net interest margin on a tax equivalent basis was 3.33%.

Non-Interest Income

Non-interest income, adjusted for securities gains and losses on the early extinguishment of debt, was $1.982 million in the first quarter of 2017, a decrease of $48 thousand over the first quarter of 2016 non-interest income adjusted for securities gains and the loss on the early extinguishment of debt of $2.030 million. Income from the mortgage line of business was $670 thousand in the first quarter of 2017, flat year-over-year, but down $197 thousand on a linked quarter basis which was expected due to seasonal fluctuations in the mortgage industry. Mr. Crapps noted, “Although the beginning of the year was slow, we experienced growth in production during the quarter and are encouraged by the momentum as we move into the peak mortgage season.” Income from the financial planning and investment advisory line of business was $258 thousand for the quarter, which was down 2.30% on a linked quarter basis and 11.30% on a year-over-year basis, largely the result in a change in the payment structure on these products which will have a negative impact in the short term, but will build a recurring revenue stream that will be beneficial in the future.

Non-Interest Expense

Non-interest expense increased on a linked quarter basis to $6.7 million with the majority of the increase based in salaries and benefits and other operating expenses. The salaries and benefits expense increase included normal salary increases, increased medical benefit costs, as well as the recent addition of several new positions. The majority of other operating expenses were related the bank’s planned conversion to a new operating system which is scheduled to occur in June of this year.

Income tax expense was positively impacted in the first quarter of 2017 by changes in the accounting for income taxes on equity based compensation. This change reduced our income tax expense by approximately $115 thousand for the quarter.  Beginning January 1, 2017, the benefit for equity based compensation costs not previously recognized in the income statement are recognized as a reduction in income tax expense in the income statement period when the equity awards vest. Prior to this change, the related tax benefit was recognized directly through shareholder equity. This change may increase the volatility of income tax expense in future periods when equity based compensation vests during the period.

First Community Corporation common stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank operates fifteen banking offices located in the Midlands and Aiken, South Carolina and Augusta, Georgia and a loan production office in Greenville, South Carolina. The bank also has two other lines of business, First Community Bank Mortgage and First Community Financial Consultants, a financial planning/investment advisory division.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) the businesses of First Community and Cornerstone may not be integrated successfully or such integration may take longer to accomplish than expected; (2) the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes or at all; (3) disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; (4) the required governmental approvals of the merger may not be obtained on the anticipated proposed terms and schedule or at all; (5) Cornerstone shareholders may not approve the merger; (6) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (7) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (8) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (9) changes in the U.S. legal and regulatory framework; (10) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (11) technology and cybersercurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (12) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the merger, First Community will file with the Securities and Exchange Commission a registration statement on Form S-4 that will include a proxy statement/prospectus for the shareholders of Cornerstone. First Community also plans to file other documents with the Securities and Exchange Commission regarding the merger with Cornerstone. Cornerstone will mail the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY INVESTMENT OR VOTING DECISION, CORNERSTONE SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/ PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement/prospectus, as well as other filings containing information about First Community, will be available, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/ prospectus can also be obtained, without charge, by directing a request to First Community Corporation, 5455 Sunset Blvd., Lexington, SC 29072, Attention: Michael Crapps.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such jurisdiction.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,	March 31,
	2017	2016	2016

Total Assets	$914,913	$914,793	$870,409
Other Short-term Investments (1)	18,035	10,074	15,835
Investment Securities	262,538	272,396	286,019
Loans held for sale	4,191	5,707	2,545
Loans	555,298	546,709	494,021
Allowance for Loan Losses	5,368	5,214	4,687
Total Deposits	775,611	766,622	722,236
Securities Sold Under Agreements to Repurchase	19,388	19,527	20,697
Federal Home Loan Bank Advances	15,548	24,035	24,432
Junior Subordinated Debt	14,964	14,964	14,964
Shareholders' equity	83,131	81,861	81,611

Book Value Per Common Share	$12.41	$12.20	$12.19
Tangible Book Value Per Common Share	$11.50	$11.28	$11.24
Equity to Assets	9.09%	8.95%	9.38%
Tangible common equity to tangible assets	8.48%	8.33%	8.70%
Loan (Incl Held for Sale) to Deposit Ratio	72.13%	72.06%	68.75%
Allowance for Loan Losses/Loans	0.97%	0.95%	0.95%
Regulatory Ratios:
Leverage Ratio	10.21%	10.23%	10.23%
Tier 1 Capital Ratio	14.66%	14.46%	15.41%
Total Capital Ratio	15.51%	15.28%	16.24%
Common Equity Tier 1 ratio	12.37%	12.18%	12.87%
Tier 1 Regulatory Capital	$92,173	$91,973	$87,648
Total Regulatory Capital	$98,081	$97,187	$92,335
Common Equity Capital	$78,213	$77,473	$73,178

(1) Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits.

Quarterly Average Balances:

	Three months ended
	March 31,	December 31,	March 31,
	2017	2016	2016

Average Total Assets	$912,684	$905,882	$865,479
Average Loans (Incl Held for Sale)	557,512	536,925	492,219
Average Earning Assets	838,502	832,192	792,140
Average Deposits	757,367	760,512	716,644
Average Other Borrowings	65,662	54,709	61,945
Average shareholder's equity	82,530	83,518	80,335

Asset Quality;	As of
	March 31,	December 31,	March 31,
	2017	2016	2016

Non-accrual loans	$3,465	$4,049	$6,013
Other real estate owned and repossessed assets	1,156	1,146	1,484
Accruing loans past due 90 days or more	108	53	32
Total nonperforming assets	$4,729	$5,248	$7,529
Accruing trouble debt restructurings	$1,762	$1,770	$1,634

Loan Risk Rating by Category (End of Period)
Special Mention	$6,783	$6,799	$8,581
Substandard	7,113	7,930	10,445
Doubtful	—	—	—
Pass	545,593	537,687	474,995
	$559,489	$552,416	$494,021

	Three months ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Loans charged-off	$29	$69	$47
Overdrafts charged-off	22	13	16
Loan recoveries	(85)	(10)	(13)
Overdraft recoveries	(4)	(8)	(1)
Net Charge-offs (Recoveries)	$(38)	$64	$49
Net charge-offs to average loans	—	0.01%	0.01%

FIRST COMMUNITY CORPORATION

QUARTERLY INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2017	2016	2016

Interest income	$7,773	$7,510	$7,137
Interest expense	712	716	800
Net interest income	7,061	6,794	6,337
Provision for loan losses	116	238	140
Net interest income after provision	6,945	6,556	6,197

Non Interest Income
Deposit service charges	320	341	347
Mortgage banking income	670	867	665
Investment advisory fees and non-deposit commissions	258	264	291
Gain on sale of securities	54	—	59
Gain (loss) on sale of other assets	20	3	3
Loss on early extinguishment of debt	(58)	—	—
Other	714	725	724
Total Non Interest Income	1,978	2,200	2,089
Non Interest Expense
Salaries and employee benefits	4,086	3,851	3,751
Occupancy	527	566	559
Equipment	446	420	429
Marketing and public relations	221	336	94
FDIC assessment	78	76	138
Other real estate expense	27	14	51
Amortization of intangibles	75	75	83
Other	1,260	1,180	1,237
Total Non Interest Expense	6,720	6,518	6,342
Income before taxes	2,203	2,238	1,944
Income tax expense	447	446	476
Net income	$1,756	$1,792	$1,468

Primary earnings per common share	$0.27	$0.24	$0.22
Diluted earnings per common share	$0.26	$0.24	$0.22

Average number of shares outstanding basic	6,687,942	6,569,379	6,572,969
Average number shares outstanding diluted	6,813,460	6,736,615	6,751,074
Shares outstanding period end	6,697,130	6,690,551	6,693,042

Return on Average Assets	0.78%	0.74%	0.68%
Return on Average Common Equity	8.63%	8.06%	7.35%
Return on Average Common Tangible Equity	9.32%	8.79%	7.99%
Net Interest Margin	3.42%	3.19%	3.22%
Net Interest Margin (Tax Equivalent)	3.52%	3.29%	3.33%
Efficiency ratio	74.31%	71.47%	73.86%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three months ended March 31, 2017			Three months ended March 31, 2016
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$557,512	$6,326	4.60%	$492,219	$5,681	4.64%
Securities:	268,121	1,419	2.15%	283,920	1,433	2.03%
Other short-term investments	12,869	29	0.91%	16,001	23	0.58%
Total earning assets	838,502	7,774	3.76%	792,140	7,137	3.62%
Cash and due from banks	10,965			10,836
Premises and equipment	30,168			30,096
Intangibles	6,142			6,455
Other assets	32,181			30,600
Allowance for loan losses	(5,274)			(4,648)
Total assets	$912,684			$865,479
Interest-bearing liabilities
Interest-bearing transaction accounts	156,165	43	0.11%	150,458	46	0.12%
Money market accounts	168,036	105	0.25%	165,631	109	0.26%
Savings deposits	72,141	21	0.12%	62,333	18	0.12%
Time deposits	178,235	274	0.62%	178,743	275	0.62%
Other borrowings	65,662	270	1.67%	61,945	352	2.29%
Total interest-bearing liabilities	640,239	713	0.45%	619,110	800	0.52%
Demand deposits	182,790			159,479
Other liabilities	7,125			6,555
Shareholders' equity	82,530			80,335
Total liabilities and shareholders' equity	$912,684			$865,479

Cost of funds including demand deposits			0.35%			0.41%
Net interest spread			3.31%			3.10%
Net interest income/margin		$7,061	3.42%		$6,337	3.22%
Net interest income/margin (taxable equivalent)		$7,279	3.52%		$6,556	3.33%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	March 31,	December 31,	March 31,
Tangible book value per common share	2017	2016	2016
Tangible common equity per common share (non-GAAP)	$11.50	$11.28	$11.24
Effect to adjust for intangible assets	0.91	0.92	0.95
Book value per common share (GAAP)	$12.41	$12.20	$12.19
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	8.48%	8.33%	8.70%
Effect to adjust for intangible assets	0.61%	0.62%	0.68%
Common equity to assets (GAAP)	9.09%	8.95%	9.38%

	Three months ended
	March 31,	December 31,	March 31,
Return on average tangible common equity	2017	2016	2016
Return on average tangible common equity (non-GAAP)	9.32%	8.79%	7.99%
Effect to adjust for intangible assets	(0.69)%	(0.73)%	(0.64)%
Return on average common equity (GAAP)	8.63%	8.06%	7.35%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “tangible book value at period end,” “return on average tangible common equity” and “tangible common shareholders’ equity to tangible assets.” “Tangible book value at period end” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. “Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.